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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the Registration Statement (No. 333-18947) on Form S-3 of BEC Group, Inc. of our report dated January 20, 1995, with respect to the balance sheets of Bolle America, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Current Report on Form 8-K of BEC Group, Inc. dated June 7, 1996 and to the reference to our firm under the heading "Experts" in the Prospectus.



                                        /s/ KPMG Peat Marwick LLP
                                        ------------------------------
                                        KPMG Peat Marwick LLP

Denver, Colorado
January 13, 1997